Exhibit (k) (4)
Confidential and Proprietary
Not for Reproduction or Re-Distribution
ACCOUNTING SERVICES AGREEMENT
     THIS AGREEMENT is made as of                     , 2006 by and between HIGHLAND CREDIT STRATEGIES FUND, a Delaware statutory trust (the “Fund”), and PFPC INC., a Massachusetts corporation (“PFPC”).
WITNESSETH :
     WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Fund wishes to retain PFPC to provide certain accounting services provided for herein, and PFPC wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” has the meaning set forth in the recitals hereof and includes the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written

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Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by PFPC. An Authorized Person’s scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons Appendix.
(e)	“Board of Trustees” and “Shareholders” shall have the same meanings as used in the Fund’s Agreement and Declaration of Trust.

(f)	“Declaration of Trust” means the Fund’s Agreement and Declaration of Trust, as amended from time to time.

(g)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

(h)	“SEC” means the Securities and Exchange Commission.

(i)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(j)	“Shares” mean the Fund’s shares of beneficial interest.

(k)	“Written Instructions” means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Fund hereby appoints PFPC to provide accounting services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.
3.	Compliance with Rules and Regulations.

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PFPC agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.
4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s Shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) and shall endeavor to ensure that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or

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Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC’s actions comply with the other provisions of this Agreement.
5.	Right to Receive Advice.
(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. PFPC shall promptly inform the Fund of such conflict and PFPC shall refrain from acting in the event of a conflict unless counsel advises PFPC that a failure to take action is likely to result in additional loss, liability or expense. In the event PFPC relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

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(d)	Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or (to the extent permitted under clause (c) above) from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.
6.	Records; Visits.
(a)	The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense. Any such books and records may be maintained in the form of

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electronic media and stored on any magnetic disk or tape or similar recording method.

(b)	PFPC shall keep the following records:
(i)	all books and records with respect to the Fund’s books of account; and

(ii)	records of the Fund’s securities transactions.
7.	Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party;

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(c)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.
8.	Liaison with Accountants. PFPC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent public accountants as reasonably requested by the Fund.
9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

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10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.
11.	Compensation.
(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC.

(b)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, and (ii) the fees and expenses associated with this Agreement have been approved by the Board of Trustees of the Fund to the extent required by applicable law.
12.	Indemnification.
(a)	The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in

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reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions; provided, however, neither PFPC nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable to PFPC or its affiliates for any consequential, special or indirect losses or damages which PFPC or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Fund.
13.	Responsibility of PFPC.
(a)	PFPC shall be under no duty to take any action on behalf of the Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC agrees to indemnify and hold harmless the Fund from Losses arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided

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that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement and which PFPC reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.
14.	Description of Accounting Services on a Continuous Basis.

PFPC will perform the following accounting services:
(i)	Journalize investment, capital and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser (the “Adviser”);

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Record and reconcile corporate action activity and all other capital changes;

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(vi)	Reconcile cash and investment balances with the Fund’s custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes;

(vii)	Update the cash availability throughout the day as required by the Adviser;

(viii)	Calculate contractual expenses, including management fees, as applicable, in accordance with the Fund’s prospectus;

(ix)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(x)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(xi)	Control all disbursements and authorize such disbursements from the Fund’s account with the custodian(s) upon Written Instructions;

(xii)	Calculate capital gains and losses;

(xiii)	Determine net income;

(xiv)	Determine applicable foreign exchange gains and losses on payables and receivables;

(xv)	Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC and acceptable to PFPC;

(xvi)	Transmit a copy of the portfolio valuation to the Adviser;

(xvii)	Compute the Fund’s net asset value; and

(xviii)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar weighted maturity.
15.	Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on ninety (90) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or

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duplication) of records and materials and conversion thereof to a successor accounting services agent (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Fund.
16.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Secretary or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
18.	Delegation; Assignment; Sub-Contracting. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party, except that PFPC may assign or delegate its duties to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. upon thirty (30) days prior written notice to the Fund.
19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
21.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PFPC employee was identified by such entity solely as a result of the PFPC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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(d)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and redisclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(i)	The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(j)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC and certain of its affiliates are financial institutions, and PFPC may, as a

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matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
(k)	It is expressly agreed that the obligations of the Fund under this Agreement shall not be binding upon any past, present or future trustee, nominee, officer, shareholder, employee or agent of the Fund individually, and shall only be binding upon the Fund and its assets, as provided in the Fund’s Agreement and Declaration of Trust, a copy of which is at the principal offices of the Fund. This Agreement was executed on behalf of the Fund by an officer of the Fund in such capacity and shall not be deemed to have been executed by such officer individually or to impose any liability on such officer, or the shareholders of the Fund, personally, but shall bind only the assets and property of the Fund.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Title:

HIGHLAND CREDIT STRATEGIES FUND

By:

Title:

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AUTHORIZED PERSONS APPENDIX

NAME (Type)	SIGNATURE

Glenn Wolfset

Catherine Khoury

Joseph Wencus

Paul Coletti

Mark K. Okada

M. Jason Blackburn

R. Joseph Dougherty